Exhibit 99.1

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Adobe Appoints Cristiano Amon to its Board of Directors

SAN JOSE, Calif. — Oct. 26, 2023 — Adobe (Nasdaq: ADBE) today announced that Cristiano Amon has been appointed to its board of directors. Amon currently serves as president and chief executive officer of Qualcomm Incorporated, a role he assumed in 2021. Amon brings deep technical, mobile and AI experience to Adobe’s board. The Adobe Board now consists of 12 board members with the addition of Amon.

Before becoming chief executive officer, Amon served as president of Qualcomm where he spearheaded Qualcomm’s 5G strategy and drove the expansion and diversification of the business to serve multiple industries, including automotive, computing, VR and AR, networking and industrial. He has overseen the successful execution and integration of acquisitions to augment Qualcomm’s capabilities in areas such as advanced driver assistance systems (ADAS), spatial computing, advanced CPU and RF Front End. Amon has held numerous leadership roles at Qualcomm since joining the company in 1995, including leading Qualcomm’s semiconductor business and overall responsibility for Snapdragon® processors.

Amon has also served as chief technical officer for Vésper, a wireless operator in Brazil, and held leadership positions at NEC, Ericsson and Velocom. Amon holds a B.S. degree in Electrical Engineering and an honorary doctorate from Universidade Estadual de Campinas, São Paulo, Brazil. He is a member of the President’s Export Council, vice chair of the U.S.-China Business Council and currently serves on the board of directors for the nonprofit Father Joe’s Villages.

"Cristiano's deep technical expertise and leadership in mobile, AI and global operations will be invaluable as Adobe empowers millions more people to create, collaborate, and deliver personalized digital experiences across surfaces,” said Shantanu Narayen, chair and chief executive officer at Adobe. “I look forward to working with him to continue to expand our business and further increase shareholder value.”

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